Exhibit 99.1

New York | Investor Relations | Jennifer Park | Jennifer.Park@Sothebys.com | +1 212 894 1023

SOTHEBY’S ANNOUNCES REPURCHASES UNDER ACCELERATED STOCK BUYBACK PROGRAM

March 6, 2014, New York -- Sotheby’s (NYSE:BID) announced today that it repurchased shares pursuant to an Accelerated Stock Buyback (ASB) agreement for an aggregate purchase price of $25.0 million. Under the ASB agreement, Sotheby’s will receive an initial delivery of approximately 426,200 shares. The repurchase is part of the Company’s previously announced $150.0 million share repurchase authorization. Under the ASB agreement, the Company may receive additional shares of its common stock, or may need to make additional payments in respect of the shares it received, based on the average of the daily volume-weighted average price of the shares during the term of the agreement.

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).
Forward-Looking Statements
This release contains certain "forward-looking statements," as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby's. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management's plans, assumptions and expectations as of the date hereof. In addition to the considerations and factors referred to in this release and prior filings and releases, major factors which Sotheby's believes could cause actual events to differ materially include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of Sotheby's risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses, the marketability at auction of such property, the success of Sotheby's future auction sales and the results and reception of Sotheby's announced capital allocation and financial review and other initiatives, including but not limited to its cost reduction initiatives, review of its real estate portfolio and related alternatives and its plans and framework for returning capital to stockholders and optimizing its capital structure and financial policies. Please refer to Sotheby's most recently filed Form 10-Q

Exhibit 99.1

(and/or 10-K) and other filings for a more comprehensive list of material Risk Factors. Sotheby's disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.